UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2006

WMS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2006, the Compensation Committee of the Board of Directors of WMS Industries Inc. (the "Company") adopted an amendment and restatement of the WMS Industries Inc. Nonqualified Deferred Compensation Plan (the "Plan"), effective as of January 1, 2005. The purpose of the restatement of the Plan is to incorporate the requirements of the new Internal Revenue Code Section 409A and to clarify the administration of the Plan.

Participation in the Plan is limited to a select group of management or highly compensated employees. The Company’s non-employee directors are not eligible to participate in the Plan. Under the Plan, a participant may elect to defer not less than 2% and not more than 50% of his or her annual base salary, and not less than 2% and not more than 100% of his or her bonus. Contributions from participants may be made following: (1) the participant’s reaching the Code Section 415 contribution limit under the Company’s qualified 401(k) plan or (2) the participant’s compensation exceeding $200,000 (or such other limit as may be in effect under the Internal Revenue Code). The Company will match contributions to each participant’s account in an amount equal to 100% of the first 3% and 50% of the next 3% of compensation that the participant elects to defer under the Plan. This matching contribution is the same match provided for under the Company’s qualified 401(k) plan. The Company may not make discretionary profit sharing contributions under the Plan.

The foregoing is a summary and is qualified in its entirety by reference to the full text of the amended and restated Plan, which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

	Exhibits	Description

	10.1	WMS Industries Inc. Nonqualified Deferred Compensation Plan, amended and restated effective January 1, 2005, as approved by the Compensation Committee of the Board of Directors on March 9, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS INDUSTRIES INC.

Date: March 15, 2006	By:	/s/ Kathleen McJohn
Kathleen McJohn
Vice President, General Counsel and Secretary

Exhibit Index

Exhibits	Description
10.1	WMS Industries Inc. Nonqualified Deferred Compensation Plan, amended and restated effective January 1, 2005, as approved by the Compensation Committee of the Board of Directors on March 9, 2006.